2024 FOURTH QUARTER AND FULL YEAR EARNINGS February 13, 2025 Delivering For Customers AND Investors 1

2 This presentation contains statements regarding PG&E Corporation’s and Pacific Gas and Electric Company’s (the “Utility”) future performance, including expectations, objectives, and forecasts about operating results (including 2025 non-GAAP core earnings), debt and equity issuances, rate base growth, capital expenditures, cash flow, cost savings, customer bills, wildfire risk mitigation, dividends, load growth, and regulatory developments. These statements and other statements that are not purely historical constitute forward-looking statements that are necessarily subject to various risks and uncertainties. Actual results may differ materially from those described in forward-looking statements. PG&E Corporation and the Utility are not able to predict all the factors that may affect future results. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with: • wildfires that have occurred or may occur in the Utility’s service area, including the extent of the Utility’s liability in connection with the 2019 Kincade fire, the 2021 Dixie fire, the 2022 Mosquito fire, and future wildfires; • the Utility’s ability to recover wildfire-related costs, including costs for the 2021 Dixie fire, from the Wildfire Fund (including the Utility’s maintenance of a valid safety certificate and whether the Wildfire Fund has sufficient remaining funds) and through the WEMA and FERC TO rate cases; • the Utility’s implementation of its wildfire mitigation programs, including PSPS, EPSS, situational awareness and response, the undergrounding initiative, and the programs’ effectiveness; • the Utility’s ability to safely and reliably operate, maintain, construct, and decommission its facilities; • changes in the electric power and natural gas industries driven by technological advancements and a decarbonized economy; • a cyber incident, cybersecurity breach, or physical attack; • severe weather events, extended drought, and climate change, particularly their impact on the likelihood and severity of wildfires; • the impact of legislative and regulatory developments, including those regarding wildfires, the environment, California’s clean energy goals, the nuclear industry, extended operations at Diablo Canyon nuclear power plant, regulation of utilities’ transactions with their affiliates, municipalization, privacy, and taxes; • the timing and outcome of FERC and CPUC proceedings, including regarding ratemaking, cost recovery, and other matters; • the outcome of self-reports, agency compliance reports, investigations, or other enforcement actions; • PG&E Corporation and the Utility’s substantial indebtedness, which may adversely affect their financial health and limit their operating flexibility; • the timing and outcome of PG&E Corporation’s and the Utility’s litigation, including securities class action claims, and wildfire-related litigation; • the Utility’s ability to manage its costs effectively, timely recover costs through rates, and achieve projected savings and the extent of excess unrecoverable costs; • the tax treatment of certain assets and liabilities, including whether PG&E Corporation or the Utility undergoes an “ownership change” that limits certain tax attributes; • the impact of growing distributed and renewable generation resources, and changing customer demand for its natural gas and electric services; • the Utility’s ability to construct necessary infrastructure and the extent of customer demand for new load; and • the other factors disclosed in PG&E Corporation’s and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2024, and other reports filed with the SEC, which are available on PG&E Corporation’s website at www.pgecorp.com and on the SEC’s website at www.sec.gov. Undefined, capitalized terms have the meanings set forth in the Form 10-K. Unless otherwise indicated, the statements in this presentation are made as of February 13, 2025. PG&E Corporation and the Utility undertake no obligation to update information contained herein. This presentation was attached to PG&E Corporation’s and the Utility’s joint Current Report on Form 8-K that was furnished to the SEC on February 13, 2025, and is also available on PG&E Corporation’s website at www.pgecorp.com. Forward-Looking Statements

3 Non-GAAP Core EPS1 31¢ Fourth Quarter 2024 Results …For Customers AND Investors Delivered On 2024… Endnotes are included in the Appendix 2026 - 2028 Guidance Delivered ► Delivered 11% Core EPS growth in 2024 ► Rebasing 2025 Core EPS growth; +10% off 2024 actual ► Dividend target 20% payout of non-GAAP Core EPS by 2028 ► Delivered 4% non-fuel O&M savings in 2024 ► Stabilizing residential bills; flat Jan 2025 vs. Jan 2024 Highlights $1.36 Full Year $1.48 - $1.52 2025 Up 10% 2024 - 2028 Equity Need Derisked At Least 9% +11%

4…Maximizing Customer Work, Building On Actual Results Simple, Affordable Model In Action1… Cost Performance and GRC At Least +9% $1.002 $1.10 At Least +9% Redeployment Redeployment Redeployment and Balance Sheet Strengthening Annual Guidance Headwinds and Tailwinds Storm Response and Interest Rates +11% Redeployment & Equity Issuance Endnotes are included in the Appendix 2021A 2022A 2023A 2024A 25F 26F 27F 28F +10% Cost of Capital At Least +9% +12% $1.23 $1.36 +10% EPS Growth3 Atmospheric Rivers

5…AND Getting Safer Every Day A Foundation Of Safety… Physical and Financial Safety Decarbonized Energy System Affordable and Resilient Energy

6 California Has Taken Action… …And Is Building An Industry Leading Model In 2019... What’s True Today Moving Forward AB 1054 was passed to: ✓ Build on provisions of 2018’s SB 901 ✓ Accelerate compensation for victims of utility-caused fires ✓ Move CA toward a safer, affordable, and reliable energy future ✓ Promote investment in wildfire risk reduction ✓ Wildfire Mitigation Plans ✓ Independent Safety Regulator ✓ Annual Safety Certification ✓ Presumption of Prudency ✓ Cost Recovery & Prudent Manager Standard1 ✓ Disallowance Cap2 ✓ Wildfire Fund for Claims Liquidity PG&E’s legislative priorities on wildfires are to build upon the original principles behind AB 1054: ▪ Promote investments which effectively mitigate wildfire risk ▪ Support financial health of the state’s utilities to the benefit of customers ▪ Provide appropriate assurances for investors given California’s no-fault strict liability standard Alice Reynolds, CPUC President If the utility acted prudently… these [property damage] costs are covered by ratepayers. Endnotes are included in the Appendix

Layers Of Protection…

Situational Awareness And Response

Enhanced Powerline Safety Settings (EPSS)

Public Safety Power Shutoff (PSPS)

Wildfire Mitigation Programs

Situational Awareness and Response*

- ✓ 635 Cameras Installed
- ✓ 1,582 Weather Stations Installed
- ✓ 24/7/365 HAWC Monitoring
- ✓ Advanced Meteorology & Fire Models
- ✓ Safety and Infrastructure Protection Teams

Enhanced Powerline Safety Settings (EPSS)

- ✓ Deenergizes lines within 0.1 second upon detection of a fault/enabled on 100% of our distribution circuits in high fire threat districts and adjacent high fire risk areas

Public Safety Power Shutoff (PSPS)

- ✓ In 2025, successfully executed 3 PSPS events; all included transmission lines
- ✓ In 2024, successfully executed 6 PSPS events; 4 included transmission lines

Wildfire Mitigation Programs

- ✓ 2,011 System Hardening miles completed**
- ✓ 875 Undergrounding miles completed**
- ✓ 1,541 Sectionalizing devices installed*
- ✓ 3.9M Trees removed*

* 2019 –2024

** The 10,000-Mile Undergrounding Program started in 2021 and System Hardening totals include data starting in 2018

…Making Our Distribution And Transmission System Safer Every Day

7

8…Moving Into Execution Phase PG&E Power Pyramid… Physical and Financial Safety Decarbonized Energy System Affordable and Resilient Energy

9…For Customers And California Story Of The Month: Enabling Affordable Load Growth… ✓ 15 customers, including hyperscalers and developers, intending to advance ✓ New pipeline projects online starting as early as 2026, driven by customer requested time to power ✓ Rule 30 application filed with CPUC in November 2024 *As of 2/4/2025 MWs Total 5,500 Intake & Preliminary Engineering 4,050 Final Engineering Construction 50 Data Center Pipeline* Estimated Long-Term Customer Savings: 1 GW = 1%-2% Electric Bill Reduction 1,400 2025 2030 2035 Data Center Pipeline Load Ramp Pipeline as of February 2025 Pipeline as of June 2024 5.5 GW 3.5 GW

10 Non-GAAP Core EPS1 Comparison... $1.36 7¢ (16¢) (3¢)(1¢) Full Year 2024 vs. 2023 Operating & Maintenance Savings 2024 Twelve Months 2023 Twelve Months Customer Capital Investment Redeployment 26¢ $1.23 Other - Miscellaneous Equity Issuance +11% …Delivered 2024 Guidance Endnotes are included in the Appendix Endnotes are included in the Appendix

11…Unchanged At $63B Five-Year Capital Plan… Plus At Least $5B Customer Beneficial Investment Opportunities3 Transportation Electrification Capacity Investments Transmission Upgrades: Data Centers and System Investments Incremental New Business Connections Hydro and Storage IT and Automation CPUC FERC ~10% CAGR 2023-2028 % Already Authorized1 93% 93% 86% 82% Weighted Average Rate Base ($B) $63B 2024-2028 CPUC FERC CapEx ($B)2 Endnotes are included in the Appendix 11 11 12 13 14 15 46 52 57 61 69 76 57 63 69 74 83 91 2023A 2024A 2025F 2026F 2027F 2028F 1.4 1.5 1.9 2.1 1.8 1.9 8.4 9.1 11 9.9 11.8 12.1 9.8 10.6 12.9 12.0 13.6 14.0 2023A 2024A 2025F 2026F 2027F 2028F

12…Supports Increased Customer Capital Investment Five-Year Financing Plan… (2½) (11) 11 3 0 10 20 30 40 50 60 70 Cash from Operations Dividends Paid Utility LT Debt Maturities Utility LT Debt Refinanced Utility LT Debt Issuance PG&E Corp. Senior Debt, Hybrid & Other Common Equity Issuance CapEx $50 $63 Amount ($billions) 2024 – 2028 Five-Year Financing Plan 14½ (2) Endnotes are included in the Appendix $4 1 $1½ 2025 Guidance (billions)

13…Supports Mid-Teens FFO/Debt1 Operating Cash Flow Growth… $Billions $3.7 $4.7 $8.0 $9 $0 $2 $4 $6 $8 $10 2022A 2023A 2024A 2025F Operating Cash Flow Growth Delivered 2023 GRC Catch-Up 2024 GRC Revenue 2022 WMCE Interim Rate Relief 2023 WGSC Interim Rate Relief 2023 Energy Cost Recovery Catch-Up Endnotes are included in the Appendix $9B

14 SCALE RATING Moody's S&P/Fitch Moody’s S&P Fitch Investment Grade A2 A A3 A- Baa1 BBB+ Baa2 BBB Baa3 BBB- Sub- Investment Grade Ba1 BB+ Ba2 BB Ba3 BB- Outlook Positive …Help Make Customer Investments Affordable Credit Rating Improvements1… Positive Positive SCALE RATING ’ S& / it ’s it Present 2020 Present 2020 Issuer Credit Rating2 Utility Secured Rating iti e Endnotes are included in the Appendix

15…AND Deliver For Customers Our Ongoing Commitment To Stabilize Bills… Simple, Affordable Model Affordability Examples ▪ Optimizing our processes by utilizing our Lean Operating System ▪ Partnering with customer advocates on an alternative to commercial insurance ▪ Selling excess clean generation ▪ Working to reduce financing costs, including signing loan guarantee agreement with the Department of Energy Subtotal Enablers O&M cost reduction (non-fuel)2 Electric load growth3 Other (including efficient financing)4 Customer Capital Investment Customer Bills: At or Below Assumed Inflation 2% 1% - 3% 2% ~9% 5% - 7% 2% - 4% PLAN1 2% - 3%2% - 4% 2% 9% - 10% 6% - 9%1% - 3% 2% - 3% 2% - 4% 2 9% - 10% 6% - 9% 1% - 3% OPPORTUNITY1 1% - Endnotes are included in the Appendix

16 O&M Cost Reduction Performance… Examples of O&M Cost Reductions (Non-Fuel)2 Resource Management Efficiencies and Insurance Capital Conversion Planning, Execution and Automation Net Cost Increases Net Savings Percent Savings $510 5½% (60)4 130 --3 350 $90 (millions) 2023 Actual $340 4% (290) 155 45 370 $60 (millions) 2024 Actual $200 2% (85) 155 45 25 $60 (millions) 2025 Plan $200 2% (140) 195 30 50 $65 (millions) LONG-TERM PLAN1 …Track Record Of Exceeding 2% Annual Reduction Target $200 - $300 2% - 3% (140) - (200) 195 - 250 30 - 100 50 $65 - $100 (millions) OPPORTUNITY1 Endnotes are included in the Appendix

17…To Execute Our Plan Working With Policymakers And Stakeholders… 2025 10-Year Undergrounding Filing Jan 2024 2023 Safety Certificate Issued Mar 2024 2023 WGSC Interim Rate Relief Final Decision May 2024 Climate Adaptation Vulnerability Assessment Jul 2024 GRC “Capacity Phase” Final Decision Oct 2024 Cost of Capital: Phase 2 Approval Mar 2025 2026 Cost of Capital Filing Aug 2024 Oakland Headquarters Approval Sept 2024 2023 WMCE Interim Rate Relief Final Decision Dec 2024 2024 Safety Certificate Q2 2025 Energization Revised Cost Caps Final Decision May 2025 2027 GRC Filing Sept 2025 California’s 2025 Legislative Session Ends

18…Benefits Customers AND Investors Differentiated Performance… Endnotes are included in the Appendix 2023A 2024A 2025F Future Customer Investment Rate Base Growth 14.5% 10.5% 9.5% CA Regulatory Ranking (RRA) Average/1 Average/1 Average/1 Above Average Affordable Model Non-Fuel O&M Reduction1 5½% 4% 2% 2% Load Growth2 Bills3 Credit Ratings BB- /Ba2 BB /Ba1 Mid-teens FFO/Debt6 Consistent Performance Non-GAAP Core EPS Growth4 12% 11% 10% At Least 9% 2026 - 2028 Operating Cashflow $4.7B $8.0B $9B $10B+ Risk Reduction Safety Certification Valid through 12/11/25 Financial Common Dividend / Fire Victim Trust Exit Equity Issuance / Dividend Guidance 1% - 3% 2% - 4% Stronger Valuation 4% ~10%5 Investment Grade 10%

19 $1.00 10% 12% 11% 10% 9% 9% 9% 21A 22A 23A 24A 25F 26F 27F 28F …Building Trust With Customers AND Investors Differentiated Growth And Regulatory Visibility… $B 2023 - 2040 0.8 0.9 1.4 1.6 2.4 PG&E 2023 PG&E 2024 PG&E 2028F 2023 Peer Avg 2023 Peer Top Decile Premium Growth Capital to Expense Ratio3 Load Growth Opportunity ~10% CAGR 4-Year Revenue Certainty 3-Year CoC Cycle w/ ROE Adjustment Mechanism GRC Phase 2 Energization Approval Constructive Legislation SB 884, SB 846, SB 410 CA Carbon Neutrality by 2045 Regulatory and Policy Environment Endnotes are included in the Appendix Rate Base Core EPS1 + DPS Growth 10% 57 63 69 74 83 91 23A 24A 25F 26F 27F 28F 2 2025 2030 2035 Pipeline as of February 2025 Pipeline as of June 2024 Data Center Pipeline Load Ramp Data Center Pipeline MWs Total 5,500 Intake & Preliminary Engineering 4,050 Final Engineering Construction 50 5.5 GW 3.5 GW 1,400

20 Physical and Financial Safety Decarbonized Energy System Affordable and Resilient Energy Q&A

Appendix 1 Presentation Endnotes 21

22 Appendix 1: Presentation Endnotes Slide 3: Delivered On 2024 1. Non-GAAP core EPS is not calculated in accordance with GAAP. See Appendix 3, Exhibits A and C for reconciliations of EPS results and guidance, respectively, on a GAAP basis to non-GAAP core earnings per share and Appendix 3, Exhibit F regarding non-GAAP financial measures. Slide 4: Simple, Affordable Model In Action 1. Gray line illustrates headwinds and tailwinds to delivering on annual non-GAAP core EPS guidance, as well as the impact of PG&E Corporation's and the Utility's responses to such developments. For instance, headwinds may include cost productivity below budget; unfavorable regulatory, legislative, or tax outcomes; interest expense; or assumptions or planning regarding the foregoing. Tailwinds may include cost productivity above budget; favorable regulatory, legislative, or tax outcomes; interest income; or assumptions or planning regarding the foregoing. Redeployment includes accelerating work, increasing the amount of work, and cost increases relative to the prior year. 2. Non-GAAP core EPS for the full year 2020 was $1.61 based on weighted average of approximately 1.257 billion shares outstanding. For illustrative purposes, 2020 non-GAAP core EPS has been recast using common shares outstanding on a fully diluted basis as of December 31, 2020 of approximately 2.124 billion shares. Non-GAAP core EPS for the full year 2021 was $1.00 per share on a fully diluted basis and $1.08 using a basic share count. The impact of dilution was $(0.08) per share. See Appendix 9, Exhibit A of the earnings presentation for the fourth quarter and full year 2021, available here, for a reconciliation of EPS results on a GAAP basis to non-GAAP core earnings per share and Appendix 9, Exhibit H regarding non-GAAP financial measures. 3. Non-GAAP core EPS is not calculated in accordance with GAAP. See Appendix 3, Exhibit A for a reconciliation of EPS results on a GAAP basis to non-GAAP core earnings per share and Appendix 3, Exhibit F regarding non-GAAP financial measures. 4. The Utility’s cost reduction strategies include increased efficiency and waste elimination driven by implementing the Lean operating system, improving its work management, identifying additional opportunities to improve its capital-to-expense ratio, and an improved organizational design. Factors that may cause the Utility’s actual results to differ materially from i ts forecasts include whether the Utility can control its operating costs within the authorized levels of spending and timely recover its costs through rates; whether the Utility can achieve projected savings; the extent to which the Utility incurs unrecoverable costs that are higher than the forecasts of such costs; and changes in cost forecasts or the scope and timing of planned work resulting from changes in customer demand for electricity and natural gas or other reasons. Non-fuel operating and maintenance costs is designed to represent the Utility’s operational efficiency. It excludes certain state-mandated programs where the Utility’s role is to facilitate achieving public policy goals regarding energy efficiency, the cost of which the Utility recovers; and expenses paid for using the statutory revenues associated with Diablo Canyon extended operations authorized by SB 846. This calculation also does not include balancing account deferrals; property taxes; non-core items; and other adjustments such as write-offs for canceled work including the Pacific Generation transaction. 2% reduction is calculated relative to the prior year. Reductions available for redeployment. Slide 6: California Has Taken Action 1. Prior to the enactment of AB 1054, utilities bore the burden of proving that their conduct was reasonable in order to obtain recovery of costs through rates. AB 1054 changed the standard so that the conduct of a utility is deemed reasonable unless a party to the proceeding creates a serious doubt as to the reasonableness of the utility’s conduct. Reasonable conduct is not limited to the optimum practice, method, or act to the exclusion of others, but rather encompasses a spectrum of possible practices, methods, or acts consistent with utility system needs, the interest of the ratepayers, and the requirements of governmental agencies of competent jurisdiction. 2. Cap does not apply if the Utility is found to have acted with conscious or willful disregard of the rights and safety of others. Amount reflects 2024 electric transmission and distribution equity rate base. Slide 10: Non-GAAP Core EPS Comparison 1. Non-GAAP core EPS is not calculated in accordance with GAAP. See Appendix 3, Exhibits A and C for reconciliations of EPS results and guidance, respectively, on a GAAP basis to non-GAAP core earnings per share and Appendix 3, Exhibit F regarding non-GAAP financial measures. Slide 11: Five-Year Capital Plan 1. Percentage already authorized for CPUC-jurisdictional rate base holds constant the 2026 revenue requirement for 2027 and 2028 and assumes FERC-jurisdictional rate base is equivalent to amounts requested in the formula rate through Transmission Owner rate proceedings for years 2024 through 2028. 2. Rate base point estimates reflect authorized capital expenditures from the 2023 GRC final decision, SB 410 incremental authorized spend in July 2024, Oakland headquarters Petition for Modification in August 2024 and other CPUC-jurisdictional approvals (including the full amount recoverable through a balancing account where applicable) and above authorized capital spend that will support the Utility's plan, including strategic capital investments in electrification, energization, undergrounding, and wildfire mitigation. 3. Investment opportunities of at least $5 billion are not reflected in the CapEx or rate base numbers. Slide 12: Five-Year Financing Plan 1. Includes funds to refinance long-term debt maturing in 2026. Slide 13: Operating Cash Flow Growth 1. FFO/Debt is not calculated in accordance with GAAP. Because PG&E Corporation is not able to estimate the impact of specific l ine items, which have the potential to significantly impact the company’s FFO/Debt in future periods, it is not providing a reconciliation for future period FFO/Debt. See Appendix 3, Exhibit E for a reconciliation of Operating income and Total debt on a GAAP basis to FFO/Debt and Appendix 3, Exhibit F regarding non-GAAP financial measures. Slide titles are hyperlinks

23 Appendix 1: Presentation Endnotes Slide titles are hyperlinks Slide 14: Credit Rating Improvements 1. A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time. 2. Issuer credit rating is the same for each of PG&E Corporation and the Utility. Slide 15: Our Ongoing Commitment To Stabilize Bills 1. These numbers are illustrative approximations and should not be interpreted as a guarantee of future performance. 2. The Utility’s cost reduction strategies include increased efficiency and waste elimination driven by implementing the Lean operating system, improving its work management, identifying additional opportunities to improve its capital-to-expense ratio, and an improved organizational design. Factors that may cause the Utility’s actual results to differ materially from i ts forecasts include whether the Utility can control its operating costs within the authorized levels of spending and timely recover its costs through rates; whether the Utility can achieve projected savings; the extent to which the Utility incurs unrecoverable costs that are higher than the forecasts of such costs; and changes in cost forecasts or the scope and timing of planned work resulting from changes in customer demand for electricity and natural gas or other reasons. Non-fuel operating and maintenance costs is designed to represent the Utility’s operational efficiency. It excludes certain state-mandated programs where the Utility’s role is to facilitate achieving public policy goals regarding energy efficiency, the cost of which the Utility recovers; and expenses paid for using the statutory revenues associated with Diablo Canyon extended operations authorized by SB 846. This calculation also does not include balancing account deferrals; property taxes; non-core items; and other adjustments such as write-offs for canceled work including the Pacific Generation transaction. 2% reduction is calculated relative to the prior year. Reductions available for redeployment. 3. Expected drivers of forecasted electric load growth include electric vehicle adoption, data centers, and building electrification. 4. Factors that may cause the Utility’s actual results to differ materially from its forecasts include the ability of PG&E Corporation and the Utility to access capital markets and other sources of debt and equity financing in a timely manner on acceptable terms; their ability to raise financing through securitization transactions; actions by credit rating agencies to downgrade PG&E Corporation’s or the Utility’s credit ratings; the supply and price of electricity, natural gas, and nuclear fuel ; its use of self-insurance for wildfire liability insurance; and the impact of any changes in federal or state tax laws, policies , regulations, or their interpretation, and PG&E Corporation’s and the Utility’s ability to obtain efficient tax treatment. Slide 16: O&M Cost Reduction Performance 1. These numbers are illustrative approximations and should not be interpreted as a guarantee of future performance. 2. Non-fuel operating and maintenance costs is designed to represent the Utility’s operational efficiency. It excludes certain state-mandated programs where the Utility’s role is to facilitate achieving public policy goals regarding energy efficiency, the cost of which the Utility recovers; and expenses paid for using the statutory revenues associated with Diablo Canyon extended operations authorized by SB 846. This calculation also does not include balancing account deferrals; property taxes; non-core items; and other adjustments such as write-offs for canceled work including the Pacific Generation transaction. 2% reduction is calculated relative to the prior year. Reductions available for redeployment. 3. Denoted amount is not material. 4. A higher discount rate used to measure the projected benefit costs at December 31, 2023 compared to December 31, 2022 resulted in lower pension and other post-retirement benefits service cost in the amount of $321 million. This decrease is embedded in 2023 net cost increases. Slide 18: Differentiated Performance 1. The Utility’s cost reduction strategies include increased efficiency driven by implementing the Lean operating system, improving its work management, identifying additional opportunities to convert expenses to capital expenditures, and an improved organizational design. Factors that may cause the Utility’s actual results to differ materially from its forecasts include whether the Utility can control its operating costs within the authorized levels of spending and timely recover its costs through rates; whether the Utility can achieve projected savings; the extent to which the Utility incurs unrecoverable costs that are higher than the forecasts of such costs; and changes in cost forecasts or the scope and timing of planned work resulting from changes in customer demand for electricity and natural gas or other reasons. Non-fuel operating and maintenance costs is designed to represent the Utility’s operational efficiency. It excludes certain state-mandated programs where the Utility’s role is to facilitate achieving public policy goals regarding energy efficiency, the cost of which the Ut ility recovers; and expenses paid for using the statutory revenues associated with Diablo Canyon extended operations authorized by SB 846. This calculation also does not include balancing account deferrals; property taxes; non-core items; and other adjustments such as write-offs for canceled work including the Pacific Generation transaction. 2% reduction is calculated relative to the prior year. Reductions available for redeployment. 2. Expected drivers of forecasted electric load growth include electric vehicle adoption, data centers, and building electrification. 3. Factors that may cause customer bills to differ from forecast include risks and uncertainties associated with energy supply costs, emergency response costs, the timing and outcomes of regulatory proceedings, and customer energy usage. 4. Non-GAAP core EPS is not calculated in accordance with GAAP. See Appendix 3, Exhibits A and C for reconciliations of EPS results and guidance, respectively, on a GAAP basis to non-GAAP core earnings per share and Appendix 3, Exhibit F regarding non-GAAP financial measures. 5. CAGR is from 2023 through 2028. 6. FFO/Debt is not calculated in accordance with GAAP. See Appendix 3, Exhibit E for a reconciliation of Operating income and Total debt on a GAAP basis to FFO/Debt and Appendix 3, Exhibit F regarding non-GAAP financial measures.

24 Appendix 1: Presentation Endnotes Slide titles are hyperlinks Slide 19: Differentiated Growth And Regulatory Visibility 1. Non-GAAP core EPS is not calculated in accordance with GAAP. See Appendix 3, Exhibits A and C for reconciliations of EPS results and guidance, respectively, on a GAAP basis to non-GAAP core earnings per share and Appendix 3, Exhibit F regarding non-GAAP financial measures. 2. Non-GAAP core EPS for the full year 2020 was $1.61 based on weighted average of approximately 1.257 billion shares outstanding. For illustrative purposes, 2020 non-GAAP core EPS has been recast using common shares outstanding on a fully diluted basis as of December 31, 2020 of approximately 2.124 billion shares. Non-GAAP core EPS for the full year 2021 was $1.00 per share on a fully diluted basis and $1.08 using a basic share count. The impact of dilution was $(0.08) per share. See Appendix 9, Exhibit A of the earnings presentation for the fourth quarter and full year 2021, available here, for a reconciliation of EPS results on a GAAP basis to non-GAAP core earnings per share and Appendix 9, Exhibit H regarding non-GAAP financial measures. 3. Represents Capital expenditures divided by Operating and maintenance, as disclosed in the applicable Annual Report on Form 10-K. Slide 26: Appendix 2: 2025 Factors Impacting Earnings 1. Non-GAAP core EPS is not calculated in accordance with GAAP. See Appendix 3, Exhibit C for a reconciliation of EPS guidance on a GAAP basis to non-GAAP core earnings per share and Appendix 3, Exhibit F regarding non-GAAP financial measures. 2. 2025 equity earning rate base reflects 2023 GRC final decision and the April 15, 2021 FERC order denying the Utility's request for rehearing related to TO18, TO19, and TO20 formula rates. 3. The capital structure of an investor-owned utility is the proportional authorization of shareholders’ equity and debt that comprise a company’s long-range financing or its capitalization. The CPUC currently authorized capital structure is comprised of 47.5% long-term debt, 0.5% preferred equity, and 52% common equity. 4. Refer to Appendix 3, Exhibit C: PG&E Corporation's 2025 Earnings Guidance. 5. Cash amounts for non-core items are after tax, directional, and subject to change. 6. Non-GAAP core earnings assumptions include no 2025 impacts from changes in the federal tax code. 7. Unrecoverable net interest includes PG&E Corporation long-term debt, Wildfire Fund contribution debt financing, and other interest above authorized, netted against the Utility’s balancing account interest. Slide 28: Appendix 2: Existing Construct In California Offers Sector-Leading Financial Protection 1. Prior to the enactment of AB 1054, utilities bore the burden of proving that their conduct was reasonable in order to obtain recovery of costs through rates. AB 1054 changed the standard so that the conduct of a utility is deemed reasonable unless a party to the proceeding creates a serious doubt as to the reasonableness of the utility’s conduct. Reasonable conduct is not limited to the optimum practice, method, or act to the exclusion of others, but rather encompasses a spectrum of possible practices, methods, or acts consistent with utility system needs, the interest of the ratepayers, and the requirements of governmental agencies of competent jurisdiction. 2. For fires in any calendar year. 3. Cap does not apply if Utility found to have acted with conscious or willful disregard of the rights and safety of others. Amount reflects 2024 electric transmission and distribution equity rate base. Slide 29: Appendix 2: SB 846 Diablo Canyon Legislation 1. The pre-extension period extends through the scheduled retirement dates of November 2024 and August 2025 for Units 1 and 2, respectively. 2. The extension period covers the additional 5-year life for each Unit.

Appendix 2 Supplemental Earnings Materials 25

26 2025 Factors Impacting Earnings Endnotes are included in the Appendix $1.48 - $1.52 Non-GAAP Core EPS1 2024 – 2028 Equity Need Complete Key Ranges Weighted Average Rate Base2 CPUC $57B FERC $12B Total Rate Base $69B Equity Ratio:3 52% Return on Equity: 10.28% Non-Core Items4 Key Factors Affecting Non-GAAP Core Earnings6 ($ millions after tax) Estimated non-core items guidance $360 - $400 Non-core items cash portion5 $300 ($ millions after tax) Unrecoverable net interest7 $350 - $400 Other earnings factors including AFUDC equity, incentive revenues, tax benefits, and cost savings, net of below-the-line costs

27 Expected Recovery Of Wildfire-Related Costs Recovery Outstanding By Year 1.1 1.4 1.4 1.4 1.4 2.6 1.1 0.5 0.3 0.9 0.8 0.5 4.6 3.3 2.4 1.7 1.4 0 1 2 3 4 5 Dec 23A Dec 24A Dec 25F Dec 26F Dec 27F Approved Pending Yet To Be Filed Total Amount ($billions) $0.8 Approved Recovery Status as of December 31, 2024 $1.1B Pending $1.4B Yet To Be Filed $3.3B Total 2022 WMCE $42M 2023 WMCE $869M 2023 WGSC $152M

Existing Construct In California Offers Sector-Leading Financial Protection

Physical Risk Reduction Drives Financial Protections

1. Physical Risk Mitigations
2. Approved Wildfire Mitigation Plan (WMP)
3. Wildfire Safety Certification

Protections Offered Under AB 1054

Cost Recovery
Improved prudency standard[1]

- Utility conduct presumed prudent
- Enhanced cost recovery standard distinct from Wildfire Fund
- Self-insurance up to $1B began in 2023

Liquidity
Available when needed

- Liquidity available as soon as claims paid exceed $1B[2]
- Wildfire Fund with at least $21B claims paying capacity
- CPUC empowered to authorize securitization

Reimbursement
Maximum liability capped

- If found prudent: Wildfire Fund reimbursement not required

- If found imprudent: reimburse Wildfire Fund
- Obligation is capped at 20% of electric T&D equity rate base on a 3 Year rolling basis (~$4.1B)[3]

Endnotes are included in the Appendix

28

29 SB 846 Diablo Canyon Legislation Cost Recovery 2022-20241 2025-20302 ▪ Ongoing O&M and rate base recovery through the GRC ▪ $1.4B in state funding available to support extended operations • $1.1B in extension costs; to be reimbursed from DOE Civil Nuclear Credit program • Up to $300M available to invest in business through a $7/MWh transition fee starting 9/2/22 ▪ $100M/year in lieu of traditional rate base return ▪ Annual automatic true-up mechanism for costs ▪ $13/MWh performance fee upside to be deployed for customer benefit Pre-Extension Period Extension Period 9/2/22 Governor Newsom signed SB 846 1/11/24 Finalized terms with DOE for up to $1.1B via the Civil Nuclear Credit Program 10/18/22 Executed $1.4B loan agreement with DWR 3/2/23 NRC approved exemption request allowing continued operations at DCPP 11/7/23 Filed for NRC license renewal 12/14/23 CPUC final decision conditionally approving extended operations 12/19/23 NRC determined license renewal application sufficient 6/25 NRC Environmental Impact Statement and Safety Evaluation Report Endnotes are included in the Appendix

Physical Risk Mitigation Progress Then & Now

2017

- ☒ EPSS
- ☒ PSPS
- ☒ 10K UG Program
- ☒ HD Cameras
- ☒ Weather Stations
- ☒ Wildfire Mitigation Plan

2024

SITUATIONAL AWARENESS

☑ High-Definition Cameras with AI Capability	635	CAMERAS INSTALLED
☑ Weather Stations	1,582	STATIONS INSTALLED
☑ Hazard Awareness Warning Center	24/7/365	MONITORING
☑ Advanced Meteorology and Fire Science Models		

ASSET IMPROVEMENTS

☑ Undergrounding	875	MILES COMPLETED *
☑ System Hardening	2,011	MILES COMPLETED **
☑ Sectionalizing Devices	1,541	DEVICES INSTALLED
☑ Trees Removed	3.9M	TREES REMOVED

OPERATIONAL MITIGATIONS ☑

- EPSS
- Partial Voltage Force Out
- Transmission Operational Controls
- PSPS
- Safety and Infrastructure Protection Teams
- Downed Conductor Detection

2019 –2024

* The 10,000-Mile Undergrounding Program started in 2021

** System Hardening totals include data starting in 2018

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31 PG&E Utility Securitization Program The Utility has completed $10.7B of securitization issuances Rate Neutral Securitization A.20-04-023 ▪ SB 901 signed into law on September 21, 2018Statutory Authority: ▪ AB 1054 signed into law on July 12, 2019 ▪ Up to $7.5B in up to three issuances by December 31, 2022Total Issuance Amount: ▪ Up to $3.2B across several bond issuances ▪ Pay or reimburse the Utility for incurred costs and expenses relating to catastrophic wildfires ignited in 2017 Use of Proceeds: ▪ Reimburse capital expenses associated with wildfire risk mitigation ▪ Financing order issued on May 11, 2021 ▪ Financing order became final, non-appealable February 28, 2022 Financing Order: ▪ First financing order became final, non-appealable July 6, 2021 ▪ Second financing order became final, non-appealable August 15, 2022 ▪ Third financing order became final, non-appealable February 26, 2024 ▪ Issuances complete ▪ $3.6B issued in May 2022 ▪ $3.9B issued in July 2022 Securitization Timing: ▪ $860M recovery bonds issued in November 2021 ▪ $983M recovery bonds issued in November 2022 ▪ $1.4B recovery bonds issued in August 2024 AB 1054 CapEx Securitization A.22-03-010Complete Complete

Regulatory Progress

Regulatory Case/Filing	Docket	Status as of February 2025	Expected Milestones
2023 GRC	A.21-06-021	▪ 2023 GRC Application filed 6/30/21 ▪ Wildfire Self-Insurance Final Decision received 1/12/23 ▪ Final Decision received 11/16/23 ▪ "Capacity Phase" Final Decision received 7/11/24	
2025 and 2026 Energization Cost Caps (SB 410)	R.24-01-018	▪ Motion to revise 2025 and 2026 Energization Cost Caps filed 10/4/24	Final Decision Q2 2025
TO21	ER24-96-000	▪ Application filed 10/13/2023 ▪ Settlement in principle reached on 12/18/24	
2023 Cost of Capital	A.22-04-008	▪ 2023 Application filed 4/20/22 ▪ Final Decision 12/15/22 ▪ ACCAM Tier 2 Advice Letter approved 12/22/23 (4813-G/7046-E) and Resolution E-5306 approved 7/11/24 ▪ Phase 2 Final Decision received 10/17/24	2026 Filing Due 3/20/25
2021 WMCE	A.21-09-008	▪ Application filed 9/16/21 ▪ Settlement filed 1/18/23 (excludes VMBA) ▪ Final Decision on Settlement 8/31/23 ▪ VMBA Final Decision on 12/19/24	
2022 WMCE	A.22-12-009	▪ Application filed 12/15/22 ▪ Interim rate relief granted 6/8/23 ▪ Settlement filed 12/22/23 (excludes WMBA and VMBA)	
2023 WMCE	A.23-12-001	▪ Application and interim rate relief request filed 12/1/23 ▪ Interim rate relief Final Decision received 9/12/24	Final Decision Q2 2025
2023 Wildfire Mitigation Plan	2023-2025-WMPs	▪ Submitted 3/27/23 ▪ Final Decision by OEIS received 12/29/23 ▪ CPUC ratified 2/15/24 ▪ 2025 Update filed 4/2/24, Supplemental 2025 Update filed 7/5/24 ▪ Final Decision by OEIS received 11/19/24	
2024 Safety Certificate	2024-SCs	▪ Filed 10/8/24 ▪ Safety Certificate issued by OEIS 12/11/24	
Wildfire and Gas Safety Costs	A.23-06-008	▪ Filed 6/15/23 ▪ Interim rate relief granted 3/27/24	Track 1 Proposed Decision Q1/Q2 2025
Vegetation Management Securitization	A.24-06-013	▪ Application filed 6/20/24	
Electric Rule 30	A.24-11-007	▪ Application filed 11/21/24	

Changes from prior quarter noted in blue text

32

Appendix 3 Supplemental Non-GAAP Information 33

34 Supplemental Earnings Materials Exhibit Title Slide (Link) Exhibit A Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”) to Non-GAAP Core Earnings Slides 35-40 Exhibit B Key Drivers of PG&E Corporation's Non-GAAP Core Earnings per Common Share (“EPS”) Slide 41 Exhibit C PG&E Corporation’s 2025 Earnings Guidance Slides 42-45 Exhibit D GAAP Net Income to Non-GAAP Adjusted EBITDA Reconciliation Slides 46 Exhibit E Reconciliation of PG&E Corporation's Operating Income and Total Debt in Accordance with GAAP to Adjusted Funds from Operations (“FFO”) and Adjusted Total Debt Slides 47 Exhibit F Non-GAAP Financial Measures Slides 48

Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with GAAP to Non-GAAP Core Earnings

Fourth Quarter and Full Year, 2024 vs. 2023
(in millions, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,			
	Earnings		Earnings per Common Share		Earnings		Earnings per Common Share	
(in millions, except per share amounts)	2024	2023	2024	2023	2024	2023	2024	2023
PG&E Corporation's earnings/EPS on a GAAP basis	$ 647	$ 919	$ 0.30	$ 0.43	$ 2,475	$ 2,242	$ 1.15	$ 1.05
Non-core items: (1)								
Amortization of Wildfire Fund contribution (2)	63	83	0.03	0.04	276	408	0.13	0.19
Bankruptcy and legal costs (3)	2	8	—	—	35	89	0.02	0.04
Fire Victim Trust tax benefit net of securitization (4)	(7)	(77)	—	(0.04)	24	(262)	0.01	(0.12)
Investigation remedies (5)	14	3	0.01	—	55	24	0.03	0.01
Prior period net regulatory impact (6)	45	(6)	0.02	—	28	(24)	0.01	(0.01)
StanPac settlement (7)	84	—	0.04	—	84	—	0.04	—
Strategic repositioning costs (8)	—	—	—	—	—	3	—	—
Tax-related adjustments (9)	(213)	—	(0.10)	—	(143)	—	(0.07)	—
Wildfire-related costs, net of recoveries (10)	22	76	0.01	0.04	89	150	0.04	0.07
PG&E Corporation's non-GAAP core earnings/EPS (11)	$ 658	$ 1,006	$ 0.31	$ 0.47	$ 2,923	$ 2,630	$ 1.36	$ 1.23

All amounts presented in the table above and footnotes below are tax adjusted at PG&E Corporation's statutory tax rate of 27.98% for 2024 and 2023, except for certain costs that are not tax deductible. Amounts may not sum due to rounding.

(1) "Non-core items" include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in the table above. See Exhibit F: Non-GAAP Financial Measures.

35

36 Fourth Quarter and Full Year, 2024 vs. 2023 (in millions, except per share amounts) (3) PG&E Corporation and the Utility recorded costs of $2 million (before the tax impact of $0 million) and $49 million (before the tax impact of $14 million) during the three months and year ended December 31, 2024, respectively, related to bankruptcy and legal costs associated with PG&E Corporation’s and the Utility’s Chapter 11 filing, including legal and other costs. (2) The Utility recorded costs of $88 million (before the tax impact of $25 million) and $383 million (before the tax impact of $107 million) during the three months and year ended December 31, 2024, respectively, associated with the amortization of the Wildfire Fund asset and accretion of the related Wildfire Fund liability. Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles ("GAAP") to Non-GAAP Core Earnings (4) The Utility recorded benefits of $10 million (before the tax impact of $3 million) and costs of $33 million (before the tax impact of $9 million) during the three months and year ended December 31, 2024, respectively, related to any earnings-impacting investment losses or gains associated with investments related to the contributions to the customer credit trust, as well as the charge related to the establishment of the SB 901 securitization regulatory asset and the SB 901 securitization regulatory liability associated with revenue credits funded by the net operating loss monetization. Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with GAAP to Non-GAAP Core Earnings

37 Fourth Quarter and Full Year, 2024 vs. 2023 (in millions, except per share amounts) (in millions) Three Months Ended December 31, 2024 Year Ended December 31, 2024 Wildfires OII disallowance and system enhancements $ 4 $ 9 Locate and mark OII system enhancements 1 3 Paradise restoration and rebuild (3) 1 2020 Zogg fire settlement 13 46 Investigation remedies $ 15 $ 59 Tax impacts (1) (4) Investigation remedies (post-tax) $ 14 $ 55 (5) Includes costs associated with the decision different for the OII related to the 2017 Northern California Wildfires and 2018 Camp Fire (“Wildfires OII”), the system enhancements related to the locate and mark OII, restoration and rebuilding costs for the town of Paradise, and the settlement agreement resolving the Safety and Enforcement Division’s investigation into the 2020 Zogg fire, as shown below. Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles ("GAAP") to Non-GAAP Core Earnings Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with GAAP to Non-GAAP Core Earnings

38 Fourth Quarter and Full Year, 2024 vs. 2023 (in millions, except per share amounts) (in millions) Three Months Ended December 31, 2024 Year Ended December 31, 2024 2011 GT&S rate case $ (8) $ (32) 2021 WMCE decision 151 151 TO21 settlement in principle (80) (80) Prior period net regulatory impact $ 63 $ 39 Tax impacts (18) (11) Prior period net regulatory impact (post-tax) $ 45 $ 28 Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles ("GAAP") to Non-GAAP Core Earnings (6) Includes adjustments to expenses (revenues) associated with the recovery of capital expenditures from 2011 through 2014 above amounts adopted in the 2011 GT&S rate case per the CPUC decision dated July 14, 2022, the 2021 WMCE decision dated December 19, 2024, and previously incurred costs in the TO21 settlement in principle as shown below. Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with GAAP to Non-GAAP Core Earnings (8) Includes one-time costs related to repositioning PG&E Corporation’s and the Utility’s operating model. (7) The Utility recorded costs of $117 million (before the tax impact of $33 million) during the three months and year ended December 31, 2024 of probable costs to resolve legacy gas transportation issues related to its affiliate Standard Pacific Gas Line Incorporated.

39 Fourth Quarter and Full Year, 2024 vs. 2023 (in millions, except per share amounts) (in millions) Three Months Ended December 31, 2024 Year Ended December 31, 2024 San Bruno tax-related $ — $ 70 Gas revenue procedure (213) (213) Tax-related adjustments $ (213) $ (143) Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles ("GAAP") to Non-GAAP Core Earnings Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with GAAP to Non-GAAP Core Earnings (9) Includes the IRS’ disallowance of deductions related to certain costs incurred for San Bruno gas explosion and implementation of the natural gas safe harbor method according to the revenue procedure issued by the IRS in 2023.

40 Fourth Quarter and Full Year, 2024 vs. 2023 (in millions, except per share amounts) (11) “Non-GAAP core earnings” is a non-GAAP financial measure. See Exhibit F: Non-GAAP Financial Measures. Undefined, capitalized terms have the meanings set forth in PG&E Corporation’s and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2024. (10) Includes costs associated with the 2019 Kincade fire, 2020 Zogg fire, and 2021 Dixie fire, net of recoveries, as shown below. (in millions) Three Months Ended December 31, 2024 Year Ended December 31, 2024 2019 Kincade fire-related third-party claims $ — $ 100 2019 Kincade fire-related costs 26 7 2020 Zogg fire-related insurance recoveries 3 1 2020 Zogg fire-related third-party claims (3) (3) 2021 Dixie fire-related legal settlements 5 17 Wildfire-related costs, net of recoveries $ 31 $ 123 Tax impacts (9) (34) Wildfire-related costs, net of recoveries (post-tax) $ 22 $ 89 Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles ("GAAP") to Non-GAAP Core Earnings Exhibit A: Reconciliation of PG&E Corporation's Consolidated Earnings Available for Common Shareholders in Accordance with GAAP to Non-GAAP Core Earnings

Exhibit B: Key Drivers of PG&E Corporation's Non-GAAP Core Earnings per Common Share ("EPS")

Fourth Quarter and Full Year, 2024 vs. 2023
(in millions, except per share amounts)

	Fourth Quarter 2024 vs. 2023		Year to Date 2024 vs. 2023	
	Earnings	Earnings per Common Share	Earnings	Earnings per Common Share
2023 Non-GAAP Core Earnings/EPS (1)	$ 1,006	$ 0.47	$ 2,630	$ 1.23
2023 GRC benefit (2)	(206)	(0.11)	—	—
Customer capital investment	129	0.06	559	0.26
Operating & maintenance savings (3)	65	0.03	145	0.07
Redeployment (4)	(215)	(0.09)	(345)	(0.16)
Equity issuance (5)	(11)	(0.01)	(11)	(0.01)
Other / miscellaneous (6)	(110)	(0.04)	(55)	(0.03)
2024 Non-GAAP Core Earnings/EPS (1)	$ 658	$ 0.31	$ 2,923	$ 1.36

All amounts presented in the table above are tax adjusted at PG&E Corporation's statutory tax rate of 27.98% for 2024 and 2023. Amounts may not sum due to rounding.

(1) See Exhibit A for reconciliations of (i) earnings on a GAAP basis to non-GAAP core earnings and (ii) EPS on a GAAP basis to non-GAAP core EPS.

(2) Represents the return on equity on the incremental increase to the Utility's weighted-average rate base that would have been attributable to the year ended December 31, 2023 if the Utility had received a final decision in the 2023 General Rate Case in the first quarter of 2023.

(3) Represents operating and maintenance savings for various initiatives during the year ended December 31, 2024. Examples include reduced contract spend through contract rationalization and process improvements for inspections.

(4) Represents redeployment of operating and maintenance savings to fund various programs including those that support risk mitigation, such as inspections, gas corrosion mitigation, and distribution maintenance during the year ended December 31, 2024.

(5) Represents impact of share count dilution due to the issuance of equity during the year ended December 31, 2024.

(6) Represents the results from variances in the percentage of quarterly earnings to annual earnings for tax related items, FERC order disallowance for right of way assets, Pacific Generation write-off and other miscellaneous items during the year ended December 31, 2024.

41

Exhibit C: PG&E Corporation's 2025 Earnings Guidance

	2025	
EPS guidance	Low	High
Estimated EPS on a GAAP basis	~ $ 1.30	~ $ 1.36
Estimated non-core items: (1)		
Amortization of Wildfire Fund contribution (2)	~ 0.10	~ 0.10
Bankruptcy and legal costs (3)	~ 0.02	~ 0.01
SB 901 securitization (4)	~ 0.01	~ 0.01
Investigation remedies (5)	~ 0.04	~ 0.04
Prior period net regulatory impact (6)	~ (0.01)	~ (0.01)
Wildfire-related costs, net of recoveries (7)	~ 0.01	~ 0.01
Estimated EPS on a non-GAAP core earnings basis	~ $ 1.48	~ $ 1.52

All amounts presented in the table above and footnotes below are tax adjusted at PG&E Corporation's statutory tax rate of 27.98% for 2025, except for certain costs that are not tax deductible. Amounts may not sum due to rounding.

(1) "Non-core items" include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods. See Exhibit F: Non-GAAP Financial Measures.

(2) "Amortization of Wildfire Fund contribution" represents the amortization of the Wildfire Fund asset and accretion of the related Wildfire Fund liability.

	2025	
(in millions)	Low guidance range	High guidance range
Amortization of Wildfire Fund contribution	~ $ 310	~ $ 310
Amortization of Wildfire Fund contribution	~ $ 310	~ $ 310
Tax impacts	~ (87)	~ (87)
Amortization of Wildfire Fund contribution (post-tax)	~ $ 223	~ $ 223

42

43 Exhibit E: PG&E Corporation's 2020 and 2021 Earnings Guidance (4) “SB 901 securitization” includes the establishment of the SB 901 securitization regulatory asset and the SB 901 regulatory liability associated with revenue credits funded by net operating loss monetization. Also included are any earnings-impacting investment losses or gains associated with investments related to the contributions to the customer credit trust. (3) “Bankruptcy and legal costs” consists of legal and other costs associated with PG&E Corporation’s and the Utility’s Chapter 11 filing. 2025 (in millions) Low guidance range High guidance range Legal and other costs ~ $ 65 ~ $ 20 Bankruptcy and legal costs ~ $ 65 ~ $ 20 Tax impacts ~ (18) ~ (6) Bankruptcy and legal costs (post-tax) ~ $ 47 ~ $ 14 2025 (in millions) Low guidance range High guidance range SB 901 securitization charge ~ $ 35 ~ $ 35 SB 901 securitization ~ $ 35 ~ $ 35 Tax impacts ~ (10) ~ (10) SB 901 securitization (post-tax) ~ $ 25 ~ $ 25 Exhibit C: PG&E Corporation's 2024 Earnings GuidanceExhibit C: P &E Corporation's 2025 Earnings Guidance

44 (6) “Prior period net regulatory impact” represents the recovery of capital expenditures from 2011 through 2014 above amounts adopted in the 2011 GT&S rate case. (5) “Investigation remedies” includes the settlement agreement resolving the Safety and Enforcement Division’s investigation into the 2020 Zogg fire, the Wildfires OII decision different, costs related to the Paradise restoration and rebuild, and the locate and mark OII system enhancements. 2025 (in millions) Low guidance range High guidance range 2020 Zogg fire settlement ~ $ 60 ~ $ 60 Wildfires OII disallowance and system enhancements ~ 30 ~ 30 Paradise restoration and rebuild ~ 5 ~ 5 Investigation remedies ~ $ 95 ~ $ 95 Tax impacts ~ (7) ~ (7) Investigation remedies (post-tax) ~ $ 88 ~ $ 88 2025 (in millions) Low guidance range High guidance range 2011-2014 GT&S capital audit ~ $ (20) ~ $ (20) Prior period net regulatory impact ~ $ (20) ~ $ (20) Tax impacts ~ 6 ~ 6 Prior period net regulatory impact (post-tax) ~ $ (14) ~ $ (14) Exhibit C: PG&E Corporation's 2024 Earnings GuidanceExhibit C: P &E Corporation's 2025 Earnings Guidance

45 Undefined, capitalized terms have the meanings set forth in PG&E Corporation’s and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2024. (7) “Wildfire-related costs, net of recoveries” includes costs associated with the 2019 Kincade fire, 2020 Zogg fire, and 2021 Dixie fire, net of recoveries. 2025 (in millions) Low guidance range High guidance range 2019 Kincade fire-related costs ~ 7 ~ 7 2020 Zogg fire-related legal settlements ~ 3 ~ 3 2021 Dixie fire-related legal settlements ~ 18 ~ 18 Wildfire-related costs, net of recoveries ~ $ 28 ~ $ 28 Tax impacts ~ (8) ~ (8) Wildfire-related costs, net of recoveries (post-tax) ~ $ 20 ~ $ 20 Exhibit C: PG&E Corporation's 2024 Earnings GuidanceExhibit C: P &E Corporation's 2025 Earnings Guidance

46 Year Ended December 31, (in millions) 2024 2023 PG&E Corporation’s Net Income on a GAAP basis $ 2,512 $ 2,256 Income tax provision (benefit) (200) (1,557) Other income, net (300) (272) Interest expense 3,051 2,850 Interest income (604) (606) Operating Income $ 4,459 $ 2,671 Depreciation, amortization, and decommissioning 4,189 3,738 Wildfire Fund expense 383 567 Fire Victim Trust tax benefit, net of securitization 33 1,245 Investigation remedies 59 32 Prior period net regulatory impact 39 (32) Strategic repositioning costs — 4 Wildfire-related costs, net of insurance 123 193 PG&E Corporation’s Non-GAAP Adjusted EBITDA $ 9,285 $ 8,417 Full Year, 2024 vs. 2023 Amounts may not sum due to rounding. “Non-GAAP Adjusted EBITDA” is a non-GAAP financial measure. Exhibit D: GAAP Net Income to Non-GAAP Adjusted EBITDA Reconciliation PG&E CorporationExhibit D: GAAP Net Income to Non-GAAP Adjusted EBITDA Reconciliation

47 Exhibit C: PG&E Corporation's 2024 Earnings GuidanceExhibit E: Reconciliation of PG&E Corporation's Operating Income and Total Debt in Accordance with GAAP to Adjusted Funds from Operations ("FFO") and Adjusted Total Debt 2024 (in millions) Operating income $ 4,459 Depreciation, amortization, and decommissioning 4,189 SB 901 securitization charges, net 33 Wildfire-related claims, net of recoveries 94 Adjustments: Cash interest (1) (2,421) ARO accretion 269 Operating lease fixed cost 116 Other (22) Adjusted FFO $ 6,717 2024 (in millions) Long-term debt $ 53,569 Long-term debt, classified as current 2,146 Short-term borrowings 1,523 Adjustments: Cash and cash equivalents (940) Securitized debt (10,367) Junior subordinated notes (750) Power purchase commitments debt equivalents 1,393 ARO debt 1,273 Operating lease liabilities 524 Financing lease liabilities 581 Noncontrolling Interest - Preferred Stock of Subsidiary 126 Adjusted Total Debt $ 49,077 Adjusted FFO Calculation Adjusted Total Debt Calculation Adjusted FFO = $6,717 = 13.7% Adjusted Total Debt $49,077 Adjusted FFO to Total Debt Ratio Amounts may not sum due to rounding. “Adjusted FFO,” “Adjusted Total Debt,” and “Adjusted FFO to Total Debt” are non-GAAP financial measures. (1) Cash interest is from PG&E Corporation’s Consolidated Statements of Cash Flows, Cash paid for interest, net of amounts capitalized

48 Non-GAAP Core Earnings and Non-GAAP Core EPS “Non-GAAP core earnings” and “Non-GAAP core EPS,” also referred to as “non-GAAP core earnings per share,” are non-GAAP financial measures. Non-GAAP core earnings is calculated as income available for common shareholders less non-core items. “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in Exhibit A. Non-GAAP core EPS is calculated as non-GAAP core earnings divided by common shares outstanding on a diluted basis. PG&E Corporation discloses historical financial results and provides guidance based on “non-GAAP core earnings” and “non-GAAP core EPS” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of non-core items. PG&E Corporation and the Utility use non-GAAP core earnings and non-GAAP core EPS to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short- and long-term operating planning, and employee incentive compensation. PG&E Corporation and the Utility believe that non-GAAP core earnings and non-GAAP core EPS provide additional insight into the underlying trends of the business, allowing for a better comparison against historical results and expectations for future performance. With respect to our projection of non-GAAP core EPS for the years 2026-2028, PG&E Corporation is unable to predict with reasonable certainty the reconciling items that may affect GAAP net income without unreasonable effort. The reconciling items are primarily due to the future impact of wildfire-related costs, timing of regulatory recoveries, special tax items, and investigation remedies. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. Non-GAAP core earnings and non-GAAP core EPS are not substitutes or alternatives for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies. Exhibit F: Non-GAAP Financial Measures Exhibit E: PG&E Corporation's 2020 and 2021 Earnings Guidance